Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX ENTERS INTO NEW AGREEMENT WITH SERVIER

— CORTEX TO RECEIVE UP TO $3 MILLION

IF SERVIER OPTION IS EXERCISED —

IRVINE, CA (June 13, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) entered into a new agreement with Servier to sell its remaining rights to the jointly discovered high impact AMPAKINE® compound, CX1632 (S47445). Servier, France’s largest privately held pharmaceutical company, has provided an immediate, non-refundable payment of $1,000,000 to Cortex for the option to expand its rights. If Servier exercises the option to acquire sole ownership of the patent rights to CX1632 prior to October 31, 2011, it will pay Cortex an additional $2,000,000, as well as certain royalties and milestone payments to the University of California.

During the option period, Cortex and Servier remain joint owners of the patents and patent applications relating to CX1632.Cortex currently has rights to develop and market CX1632 in all of North America and selected South American countries as well as Australia and New Zealand.

On or before October 31, 2011, Servier may exercise its option to acquire sole ownership of the global patent rights to CX1632, along with a sub-license of Cortex’s rights to all indications licensed from the University of California for use with CX1632. Cortex will not be entitled to any royalties or further payments from Servier’s development and commercialization of CX1632. Cortex retains all rights for the remaining AMPAKINE technology on a worldwide basis.

“We are delighted that Servier has chosen to continue to invest in the AMPAKINE program,” said Mark Varney, Ph.D., Cortex’s President and CEO. “The high-impact AMPAKINE technology, which includes CX1632, may represent a disease-modifying approach to treating memory and cognitive impairments in patients with Alzheimer’s disease and other disorders, given the demonstrated ability of the compounds to stimulate protective growth factors within the brain. Cortex is continuing to investigate both its low-impact and high-impact AMPAKINE compounds for indications in the psychiatric and neurological space.”

“We are very pleased to enter into such a new agreement with Cortex. We are committed to find innovative treatments for patients suffering from Alzheimer’s disease, and AMPA modulation is a promising way to improve cognitive disorders in such patients,” said Emmanuel Canet, MD, Head of Servier R&D.

About Servier

Servier is the leading independent French pharmaceutical company, established in 1954 by its founder, Jacques Servier, M.D., Pharm.D. The group is established in 140 countries and 88% of Servier products are prescribed outside of France. Sales turnover in 2010 reached 3.7 billion euros. More than 25% of Servier’s turnover is invested in Research and Development. Servier therapeutic research fields are cardiovascular diseases, diabetes, neuropsychiatric disorders, cancer, and osteoarticular diseases. More information is available at: http://www.servier.com/

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Additionally, recent studies have shown that the AMPAKINE compounds also impact areas in the brain stem that control breathing. Recent work has focused on the potential treatment of sleep apnea disorders which can have a deleterious impact on numerous disease states including congestive heart failure. Also, respiratory depression caused by opioid analgesics, anesthetic agents and benzodiazepines can be reduced by AMPAKINE compounds. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

MORE INFORMATION AT WWW.CORTEXPHARM.COM

#     #     #     #     #